KPMG                   Box 10426 777 Dunsmuir Street    Telephone (604) 691-3000
Chartered Accountants  Vancouver BC V7Y 1K3 Canada      Telefax   (604) 691-3031
                                                              http://www.kpmg.ca




CONSENT OF INDEPENDENT AUDITORS





The Board of Directors
Silverado Mines Ltd.

We consent to inclusion in the registration statement on Form S-4 of Silverado Mines Ltd. of our report, dated January 24, 1997, relating to the consolidated balance sheets of Kintana Resources Ltd. as at November 30, 1996, 1995 and 1994, and the related consolidated statement of operations and deficit, deferred exploration and development expenditures and changes in financial position for each of the years in the three year period ended November 30, 1996.





/s/ KPMG
---------
Chartered Accountants
Vancouver, Canada
April 14, 1997